Exhibit 99.1

Bed Bath & Beyond Inc. Amends Equity Offering Agreement

Further Facilitates up to $100 Million Funding in April 2023, for Cumulative Total of $460 Million To Date

UNION, N.J., March 14, 2023 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced an amendment to its warrants to purchase Series A Convertible Preferred Stock previously issued on February 7, 2023. Under the amendment, the Company is temporarily adjusting the Price Failure threshold (“Price Failure”) to $1.00 until April 3, 2023. In addition, the Threshold Share Amount referenced in the Price Failure definition is increased to 24,739. This amendment will further facilitate up to $100 million of additional funding in April 2023, for a cumulative total of $460 million to date.

Sue Gove, President & CEO of Bed Bath & Beyond Inc. said, “The funding we have raised over the past month has supported our ongoing operations and enabled us to begin reinvesting in valuable inventory to fulfill customer demand. We will continue to consider thoughtful and essential actions that can enhance our business operations and accelerate results for customers, associates, suppliers and shareholders over the long-term.”

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise primarily in the Home and Baby markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com and buybuybaby.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “will,” “working,” “plan” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to use current and future financing sources, including receipt of the full amount of gross proceeds from the Company’s previously announced financing transactions, and the anticipated use of proceeds therefrom as well as the Company’s ability to comply with its obligations under its credit agreement and successfully execute its turnaround plans. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the uncertainties related to market conditions and the receipt of the full amount of gross proceeds from such financing transactions on the anticipated terms or at all, the Company’s ability to use proceeds from such financing transactions to pay down outstanding debt obligations and operate its business; risks related to the failure to receive the full amount of gross proceeds from such financing transactions, including as a result of the failure of an equity condition to future funding, which the Company expects will likely force it to file for bankruptcy protection; the Company’s ability to maintain access to its credit agreement; the Company’s ability to deliver and execute on its turnaround plans; the Company’s potential need to seek additional strategic alternatives, including restructuring or refinancing of its debt, seeking additional debt or equity capital, reducing or delaying its business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code, and the terms, value and timing of any transaction resulting from that process; the Company’s ability to finalize or fully execute actions and steps that would be probable of mitigating the existence of “substantial doubt” regarding the Company’s ability to continue as a going concern; and the Company’s ability to increase cash flow to support the Company’s operating activities and fund its obligations and working capital needs, and the other risk factors described in the Company’s filings with the SEC, including the factors set forth under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 26, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended August 27, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended November 26, 2022, Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on February 6, 2023 and the Company’s Current Report on Form 8-K filed on February 7, 2023. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com